NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE
FOR IMMEDIATE RELEASE

NORTHWESTERN ENERGY REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Company reports diluted earnings per share of $0.65 for the second quarter 2015
Reaffirms full year 2015 adjusted guidance of $3.10 - $3.30 per diluted share
Declares a quarterly dividend of $0.48 per share, payable September 30, 2015

SIOUX FALLS, S.D. - July 23, 2015 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended June 30, 2015. Net income for the period was $31.0 million, or $0.65 per diluted share, as compared with net income of $7.7 million, or $0.20 per diluted share, for the same period in 2014. This $23.3 million increase in net income is primarily the result of an insurance settlement and the addition of our November 2014 hydro acquisition.  These improvements were partially offset by an adjustment made to an estimated liability related to a Qualified Facilities contract. Earnings per share increased by $0.45 as a result of the net income improvement as discussed above offset partially by dilution due to the equity issued in November 2014 to fund the hydro acquisition.

“In addition to announcing another quarter of solid earnings, we are happy to announce we have reached an agreement to acquire the new Beethoven wind facility in South Dakota.  We anticipate closing on the $143 million, 80 megawatt project by the end of 2015.  Beethoven will be an excellent addition to our already environmentally strong generation fleet. Beethoven’s energy will help meet the demands of South Dakota customers and provide them the long-term benefit of ratebased resources dedicated to meet their needs at cost-based rates,” said Bob Rowe, President and Chief Executive Officer.  "Our improved earnings during the quarter reflect both solid ongoing earnings and the culmination of many years of work and expense to reach a settlement with an insurance carrier for the former Montana Power Company related to previously incurred environmental remediation costs.  We feel good about our accomplishments this quarter.”

NorthWestern Reports Second Quarter 2015 Financial Results
July 23, 2015

Summary Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Revenues	$270,560	$270,281	$616,571	$640,004
Cost of Sales	79,527	112,474	191,918	279,902
Gross Margin	191,033	157,807	424,653	360,102

Operating, general and administrative expense	61,720	74,367	142,843	146,449
Property and other taxes	32,454	27,974	65,241	56,519
Depreciation and depletion	35,727	30,369	71,546	60,687
Total Operating Expenses	129,901	132,710	279,630	263,655
Operating Income	61,132	25,097	145,023	96,447
Interest Expense, net	(22,943)	(19,127)	(46,058)	(39,093)
Other Income	995	2,980	1,660	5,169
Income Before Income Taxes	39,184	8,950	100,625	62,523
Income Tax Expense	(8,211)	(1,204)	(18,227)	(9,197)
Net Income	$30,973	$7,746	$82,398	$53,326
Average Common Shares Outstanding	47,044	39,137	47,011	38,997
Basic Earnings per Average Common Share	$0.66	$0.20	$1.75	$1.37
Diluted Earnings per Average Common Share	$0.65	$0.20	$1.74	$1.37
Dividends Declared per Common Share	$0.48	$0.40	$0.96	$0.80

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended June 30, 2015 was $191.1 million compared with $157.9 million for the same period in 2014. The $33.2 million increase was primarily due to:

•	$38.3 million increase in generation margin from the hydro acquisition;

•	$1.6 million increase in electric retail volumes primarily due to warmer spring weather; and

•	$0.7 million increase due to higher demand to transmit energy across our transmission lines due to market pricing and other conditions.

These increases were partially offset by:

•
$4.3 million reduction due to a net increase in our QF liability as a result of a $6.1 million increase based on a review of contract assumptions in our estimated liability which is partly offset by $1.8 million lower QF related supply costs based on actual QF pricing and output;

•	$1.6 million decrease in natural gas retail volumes due primarily to warmer spring weather;

•	$1.2 million deferral of initial interim gas production rate revenue compared to actual costs; and

•	$0.3 million of other miscellaneous reductions.

Consolidated gross margin for the six months ended June 30, 2015 was $424.7 million compared with $360.1 million for the same period of 2014.

NorthWestern Reports Second Quarter 2015 Financial Results
July 23, 2015

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended June 30, 2015 were $61.7 million compared with $74.4 million for the same period in 2014. The $12.7 million decrease was primarily due to:

•	$20.8 million decrease due to an insurance recovery primarily associated with electric generation related environmental remediation costs incurred in prior periods;

•
$2.9 million decrease related to non-employee directors deferred compensation. Directors may defer their board fees into deferred shares held in a rabbi trust. If the market value of our stock goes down, deferred compensation expense decreases; however, we account for the deferred shares as trading securities and their change in value is also reflected in other income with no impact on net income;

•	$1.7 million decreased bad debt expense; and

•	$0.9 million decreased legal and professional fees due to hydro acquisition costs incurred in the prior period.

These decreases were partly offset by:

•	$11.2 million added hydro operating costs related to the hydro acquisition;

•	$1.2 million increased employee benefit and compensation costs primarily due to higher medical expenses; and

•	$1.2 million increased miscellaneous other expense.

Consolidated operating, general and administrative expenses for the six months ended June 30, 2015 was $142.8 million compared with $146.4 million for the same period of 2014.

Property and Other Taxes
Property and other taxes were $32.5 million for the three months ended June 30, 2015, as compared with $28.0 million in the same period of 2014. This increase was primarily due to plant additions and higher estimated property valuations in Montana, including approximately $3.7 million (estimated) from the hydro acquisition. We estimate property taxes throughout each year and update to the actual expense when we receive our Montana property tax bills in November.

Property and other taxes for the six months ended June 30, 2015 were $65.2 million compared with $56.5 million for the same period of 2014.

Depreciation and Depletion Expense
Depreciation and depletion expense was $35.7 million for the three months ended June 30, 2015, as compared with $30.4 million in the same period of 2014. This increase was primarily due to plant additions, including approximately $4.1 million of depreciation related to the hydro acquisition.

Depreciation and depletion expense for the six months ended June 30, 2015 was $71.6 million compared with $60.7 million for the same period of 2014.

Operating Income
Consolidated operating income for the three months ended June 30, 2015 was $61.1 million, as compared with $25.1 million in the same period of 2014. This increase was primarily due to the insurance recovery discussed above and the impacts of our hydro acquisition.

NorthWestern Reports Second Quarter 2015 Financial Results
July 23, 2015

Consolidated operating income for the six months ended June 30, 2015 was $145.0 million compared with $96.4 million for the same period of 2014.

Interest Expense
Consolidated interest expense for the three months ended June 30, 2015 was $22.9 million, as compared with $19.1 million in the same period of 2014. This increase was primarily due to increased debt outstanding associated with the hydro acquisition.

Consolidated interest expense for the six months ended June 30, 2015 was $46.1 million compared with $39.1 million for the same period of 2014.

Other Expense and Income
Consolidated other income for the three months ended June 30, 2015, was $1.0 million, as compared with $3.0 million in the same period of 2014. This decrease was primarily due to a $2.9 million reduction in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, had a corresponding reduction to operating, general and administrative expenses) partially offset by higher capitalization of AFUDC (allowance for funds used during construction).

Consolidated other income for the six months ended June 30, 2015 was $1.7 million compared with $5.2 million for the same period of 2014.

Income Tax
Consolidated income tax expense for the three months ended June 30, 2015 was $8.2 million, as compared with $1.2 million in the same period of 2014. This increase was due to higher pre-tax income and an increase in our effective tax rate to 21% for the three months ended June 30, 2015 as compared with 13.5% for the same period of 2014. We currently expect our effective tax rate to range between 15%-19% for 2015.

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate of 35% due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of bonus depreciation deductions and production tax credits. The following table summarizes the differences between our effective tax rate and the federal statutory rate:

NorthWestern Reports Second Quarter 2015 Financial Results
July 23, 2015

(in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
Income Before Income Taxes	$39.2		$8.9		$100.6		$62.5

Income tax calculated at 35% federal statutory rate	13.7	35.0%	3.1	35.0%	35.2	35.0%	21.9	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	0.4	0.9%	—	—%	0.5	0.6%	0.4	0.6%
Flow-through repairs deductions	(4.9)	(12.4)%	(1.8)	(19.9)%	(14.5)	(14.4)%	(11.5)	(18.3)%
Production tax credits	(0.7)	(1.7)%	(0.3)	(3.6)%	(1.9)	(1.9)%	(1.8)	(2.8)%
Plant and depreciation of flow-through items	(0.2)	(0.6)%	0.1	1.0%	(0.6)	(0.6)%	0.5	0.8%
Other, net	(0.1)	(0.2)%	0.1	1.0%	(0.5)	(0.6)%	(0.3)	(0.6)%
Subtotal	(5.5)	(14.0)%	(1.9)	(21.5)%	(17.0)	(16.9)%	(12.7)	(20.3)%

Income tax expense	$8.2	21.0%	$1.2	13.5%	$18.2	18.1%	$9.2	14.7%

Net Income
Consolidated net income for the three months ended June 30, 2015 was $31.0 million as compared with $7.7 million for the same period in 2014. This increase was primarily due to the insurance recovery as discussed above and the impacts of our hydro acquisition.

Consolidated net income for the six months ended June 30, 2015 was $82.4 million as compared with $53.3 million for the same period in 2014.

NorthWestern Reports Second Quarter 2015 Financial Results
July 23, 2015

Reconciliation of Primary Changes from 2014 to 2015

	Three Months Ended June 30,			Six Months Ended June 30,
	Pre-tax	Net	Diluted	Pre-tax	Net	Diluted
($millions, except EPS)	Income	Income(1)	EPS	Income	Income(1)	EPS
2014 reported	$8.9	$7.7	$0.20	$62.5	$53.3	$1.37

Gross Margin
Hydro operations	38.3	23.6	0.50	80.4	49.4	1.05
Electric retail volumes	1.6	1.0	0.02	(2.8)	(1.7)	(0.04)
Electric transmission capacity	0.7	0.4	0.01	1.2	0.7	0.02
Electric QF adjustment	(4.3)	(2.6)	(0.05)	(4.3)	(2.6)	(0.06)
Natural gas retail volumes	(1.6)	(1.0)	(0.02)	(8.2)	(5.0)	(0.11)
Gas production deferral	(1.2)	(0.7)	(0.02)	(1.2)	(0.7)	(0.02)
Other	(0.3)	(0.2)	—	(0.5)	(0.3)	(0.01)
Subtotal - Gross Margin	33.2	20.5	0.44	64.6	39.8	0.83
OG&A Expense
Insurance recovery, net	20.8	12.8	0.27	20.8	12.8	0.27
Non-employee directors deferred compensation	2.9	1.8	0.04	4.9	3.0	0.06
Bad debt expense	1.7	1.0	0.02	2.8	1.7	0.04
Hydro transaction costs	0.9	0.6	0.01	1.7	1.0	0.02
Hydro operations	(11.2)	(6.9)	(0.15)	(21.9)	(13.5)	(0.28)
Employee benefit and compensation costs	(1.2)	(0.7)	(0.02)	(3.2)	(2.0)	(0.04)
Other	(1.2)	(0.7)	(0.02)	(1.5)	(0.9)	(0.02)
Subtotal - OG&A Expense	12.7	7.9	0.15	3.6	2.1	0.05
Other items
Depreciation and depletion expense	(5.3)	(3.3)	(0.07)	(10.9)	(6.7)	(0.14)
Property and other taxes	(4.5)	(2.8)	(0.06)	(8.7)	(5.4)	(0.11)
Interest expense	(3.8)	(2.3)	(0.05)	(7.0)	(4.3)	(0.09)
Other income (incl. offset to non-employee deferred comp above)	(2.0)	(1.2)	(0.03)	(3.5)	(2.2)	(0.05)
Permanent and flow-through adjustments to income tax		4.5	0.10		5.8	0.12
Impact of higher share count	—	—	(0.03)	—	—	(0.24)
Subtotal - Other items	(15.6)	(5.1)	(0.14)	(30.1)	(12.8)	(0.51)

Total impact of above items	30.3	23.3	0.45	38.1	29.1	0.37

2015 reported	$39.2	$31.0	$0.65	$100.6	$82.4	$1.74

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes effective tax rate of 38.5%.

Liquidity and Capital Resources
As of June 30, 2015, our total net liquidity was approximately $163.0 million, including $32.9 million of cash and $130.1 million of revolving credit facility availability. This compares to total net liquidity at December 31, 2014 of $102.5 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.48 per share, payable September 30, 2015 to common shareholders of record as of September 15, 2015.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2015 and final 2014 earnings guidance of $3.10 - $3.30 and $2.60 - $2.75 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the

NorthWestern Reports Second Quarter 2015 Financial Results
July 23, 2015

impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

2015	Q1 '15	Q2 '15	Q3 '15	Q4 '15	YTD '15

Reported GAAP diluted EPS	$1.09	$0.65			$1.74

Non-GAAP Adjustments:

Weather - unfavorable	0.09	0.02			0.11
Insurance settlement		(0.27)			(0.27)
QF liability adjustment		0.08			0.08

Adjusted diluted EPS	$1.18	$0.48			$1.66

2014	Q1 '14	Q2 '14	Q3 '14	Q4 '14	2014

Reported GAAP diluted EPS	$1.17	$0.20	$0.77	$0.85	$2.99

Non-GAAP Adjustments:

Weather (favorable) / unfavorable	(0.05)	0.01	—	0.02	(0.02)
Hydro transaction (professional fees & bridge financing)	0.04	0.04	0.04	0.12	0.24
Hydro operations (Nov.18 - Dec. 31)	—	—	—	(0.14)	(0.14)
Hydro equity dilution (1)	—	—	—	0.08	0.08
Income tax adjustments (2)	—	—	(0.43)	(0.04)	(0.47)

Adjusted diluted EPS	$1.16	$0.25	$0.38	$0.89	$2.68
1) 2014 Guidance excluded all earnings impacts from the hydro acquisition (transaction expense and income from operations) and assumed 39.3 million diluted shares outstanding (i.e. our share count absent the shares issued in November 2014 to fund the hydro acquisition).

2) Adjustment to income tax expense to remove the flow through benefit related to the release of unrecognized tax benefits, 2014 bonus depreciation (bonus benefit is a current year item but not originally contemplated in guidance) and other tax items related to prior years.

2015 Earnings Guidance Reaffirmed
NorthWestern reaffirms the 2015 adjusted earnings guidance range of $3.10 - $3.30 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	Successful integration and a full year earnings contribution from the recently acquired hydro assets;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•	A consolidated effective income tax rate of approximately 15% - 19% of pre-tax income; and

•	Diluted average shares outstanding of approximately 47.3 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast today, July 23, at 3:00 pm Eastern Time to review its financial results. The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/9306. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call and will be available for one year.

NorthWestern Reports Second Quarter 2015 Financial Results
July 23, 2015

A telephonic replay of the call will be available for one month beginning at 6:00 p.m. Eastern today at (888) 203-1112 access code 6653995.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 692,600 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's website at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2015 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

NorthWestern Reports Second Quarter 2015 Financial Results
July 23, 2015

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2014 Annual Report on Form 10-K, second quarter 2015 and forthcoming Quarterly Reports on Form 10-Q, recent reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com